Exhibit 99.1

NSD Bancorp, Inc. Declares 5% Stock Dividend

    Business Editors

    PITTSBURGH--(BUSINESS WIRE)--April 28, 2004--The Board of Directors of NSD Bancorp, Inc. (Nasdaq:NSDB), yesterday declared a common stock dividend of 5% payable on May 17, 2004 to shareholders of record as of May 3, 2004. A cash payment will be made in lieu of fractional shares.
    Andrew W. Halsey, President and Chief Operating Officer of NSD Bancorp, Inc. and NorthSide Bank, noted that the Corporation is expected to maintain its current quarterly cash dividend rate of $0.22 per common share subsequent to the stock dividend resulting in an effective increase in cash dividends paid of 5%. Mr. Hasley stated, "This common stock dividend and the resulting increase in the level of cash dividends paid is a reflection of the Board's confidence in the earnings growth and operating potential of the Corporation and the Bank."
    NSD Bancorp, Inc. is the parent company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at March 31, 2004. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit the Corporation's website at www.nsdbancorp.com.
    This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.


    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com